Nature's Sunshine Reports Fourth Quarter and Full Year 2022 Financial Results

LEHI, Utah – March 15, 2023 – Nature’s Sunshine Products, Inc. (Nasdaq: NATR) (“Nature’s Sunshine” and/or the “Company”), a leading natural health and wellness company of premium-quality herbal and nutritional products, reported financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights vs. Same Year-Ago Quarter

•Net sales were $102.7 million compared to $117.9 million (down 6.4% in constant currency).
•GAAP net income was $2.1 million, or $0.10 per diluted share, compared to $13.8 million, or $0.67 per diluted share.
•Adjusted EBITDA was $8.0 million compared to $11.6 million.

Full Year 2022 Financial Highlights vs. 2021

•Net sales were $421.9 million compared to $444.1 million (up 0.2% in constant currency).
•GAAP net income was $0.6 million, or $(0.02) per diluted share, compared to $30.2 million, or $1.42 per diluted share.
•Adjusted EBITDA was $32.0 million compared to $49.4 million.

Management Commentary

“During the fourth quarter, we continued to see the underlying fundamentals of our business hold, despite unprecedented pressure from external headwinds,” said CEO Terrence Moorehead. “For the quarter, we delivered sales of $103 million on a reported basis, or $110 million when removing the impact of foreign exchange, which is resilient considering last year’s record-breaking sales growth. For the full year, we delivered the second highest sales in the company’s history, driven by strong returns on our targeted investments designed to optimize our business. In fact, we continued to see strong growth in Asia, up 5.3% versus prior year, as our investments in field activation supported healthy growth in orders and sales.

“As we look to 2023, we remain confident that our growth strategies will allow Nature’s Sunshine to gain market share and be better positioned for the future. Consistent with these objectives, we will continue to prioritize investments in digital, field activation, manufacturing efficiency, and brand-building to enhance the customer experience. As such, we look forward to driving measurable growth in 2023.”

Fourth Quarter 2022 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$44,922	$49,152	(8.6)%	$(6,531)	4.7%
Europe	20,787	26,071	(20.3)	(896)	(16.8)
North America	31,647	36,874	(14.2)	(193)	(13.7)
Latin America and Other	5,393	5,842	(7.7)	(40)	(7.0)
	$102,749	$117,939	(12.9)%	$(7,660)	(6.4)%

Net sales in the fourth quarter of 2022 decreased 12.9% to $102.7 million compared to $117.9 million in the year-ago quarter. Excluding the impact from foreign exchange rates, net sales in the fourth quarter of 2022 decreased 6.4% compared to the year-ago quarter.

Gross margin in the fourth quarter was 72.2% compared to 74.0% in the year-ago quarter. Foreign exchange headwinds, increases in material, production, transportation and distribution costs, as well as changes in market mix all contributed to the decline.

Volume incentives as a percentage of net sales were 30.3% compared to 29.1% in the year-ago quarter. The increase in volume incentives as a percentage of net sales is driven primarily by changes in market mix.

Selling, general and administrative expenses (“SG&A”) in the fourth quarter were $38.8 million compared to $45.4 million in the year-ago quarter. Reduced service fees in China and variable costs related to lower sales and reduced current year compensation costs were slightly offset by a one-time impairment of fixed assets of $1.1 million. As a percentage of net sales, SG&A expenses were 37.8% in the fourth quarter of 2022 compared to 38.5% in the year-ago quarter.

Operating income in the fourth quarter was $4.2 million, or 4.1% of net sales, compared to $7.5 million, or 6.4% of net sales, in the year-ago quarter.

Other income (loss), net, in the fourth quarter of 2022 was income of $2.0 million compared to a loss of $0.6 million in the year-ago quarter. Other income (loss), net, primarily consisted of foreign exchange gains (losses) as a result of net changes in foreign currencies, including Asia, Europe and Latin America. The provision for income taxes was $4.1 million in the fourth quarter of 2022 compared to a benefit of $6.8 million in the year-ago quarter.

GAAP net income attributable to common shareholders was $2.0 million, or $0.10 per diluted common share, compared to $13.4 million, or $0.67 per diluted common share, in the year-ago quarter.

Non-GAAP net income attributable to common shareholders was $1.9 million, or $0.10 per diluted common share, compared to $13.7 million, or $0.68 per diluted common share, in the year-ago quarter. Adjusted net income, which is a non-GAAP financial measure, is defined here as net income from continuing operations before less-frequent items including, among other things, restructuring expenses and certain tax refunds. A reconciliation of adjusted net income to GAAP net income is provided in the financial tables below.

Adjusted EBITDA was $8.0 million in the fourth quarter of 2022 compared to $11.6 million in the year-ago quarter. This decrease was driven primarily by lower incremental operating income due to the aforementioned decrease in net sales and reduction in volume incentives. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of net income to adjusted EBITDA is provided in the attached financial tables.

Full Year 2022 Financial Results

	Net Sales by Operating Segment (Amounts in Thousands)
	Year Ended December 31, 2022	Year Ended December 31, 2021	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$186,292	$176,860	5.3%	$(19,046)	16.1%
Europe	78,991	91,539	(13.7)	(3,503)	(9.9)
North America	133,214	149,746	(11.0)	(385)	(10.8)
Latin America and Other	23,413	25,939	(9.7)	(208)	(8.9)
	$421,910	$444,084	(5.0)%	$(23,142)	0.2%

Net sales in 2022 was $421.9 million compared to $444.1 million in 2021. Excluding unfavorable foreign exchange rates, net sales in 2022 were up marginally compared to the prior year.

Gross margin in 2022 was 71.0% compared to 74.0% in 2021. The decrease in gross margin for the year was primarily a result of foreign exchange headwinds, increases in material, production, transportation and distribution costs, and changes in market mix.

Volume incentives as a percentage of net sales in 2022 were 30.9% compared to 31.5% in 2021. The decrease is primarily due to changes in market mix, reflecting growth in markets where volume incentives as a percentage of net sales are lower than the consolidated average, and reflects cost savings from the September 2020 launch of our new consultant sales and compensation plan in North America and Latin America and Other.

SG&A in 2022 were $153.1 million compared to $154.1 million in 2021. The decrease was primarily related to lower service fees that resulted from a decline in China's net sales, lower expenses relating to declines in Russia and Other's net sales, and lower compensation expense, partially offset by increases in planned events, promotions and marketing. As a percentage of net sales, SG&A expenses were 36.3% in 2022 compared to 34.7% in 2021.

Operating income in 2022 was $16.3 million, or 3.8% of net sales, compared to $34.7 million, or 7.8% of net sales, in 2021.

Other loss, net, in 2022 was $1.0 million compared to $2.8 million in 2021. Other loss, net, primarily consisted of foreign exchange losses as a result of net changes in foreign currencies mostly in Asia, Europe and Latin America. The provision for income taxes was $14.7 million in 2022 compared to $1.6 million in 2021.

GAAP net income (loss) attributable to common shareholders in 2022 was a loss of $0.4 million, or $0.02 per diluted common share, compared to income of $28.9 million, or $1.42 per diluted common share, in 2021.

Non-GAAP net loss attributable to common shareholders in 2022 was $0.8 million, or $0.04 per diluted common share, compared to Non-GAAP net income of $28.6 million, or $1.41 per diluted common share, in 2021. A reconciliation of non-GAAP net income (loss) to GAAP net income (loss) is provided in the attached financial tables.

Adjusted EBITDA in 2022 decreased to $32.0 million compared to $49.4 million in 2021. The decrease was primarily driven by an increase in the cost of sales and a decline in revenue as a result of a challenging operating environment in 2022. A reconciliation of non-GAAP net income to GAAP net income is provided in the attached financial tables.

Balance Sheet and Cash Flow

Net cash provided by operating activities was $0.7 million for the year ended December 31, 2022, compared to $34.6 million in the prior year. Capital expenditures during the twelve months ended December 31, 2022 totaled $7.6 million compared to $6.7 million in 2021. During the twelve months ended December 31, 2022, the Company repurchased 909,000 shares at a total cost of $13.6 million. As of December 31, 2022, the Company had cash and cash equivalents of $60.0 million and outstanding debt of $1.2 million.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2022 results.

Date: Wednesday, March 15th, 2023
Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)
Toll-free dial-in number: 1-877-407-3982
International dial-in number: 1-201-493-6780
Conference ID: 13736439

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/viewer/event.jsp?ei=1598717&tp_key=b15503205f and via the Events section of the Nature’s Sunshine website https://ir.naturessunshine.com/news-events.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through Wednesday, March 29, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13736439

About Nature’s Sunshine Products

Nature’s Sunshine Products (Nasdaq: NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•extensive government regulations to which the Company’s products, business practices and manufacturing activities are subject;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•legal challenges to the Company’s direct selling program or to the classification of its independent consultants;
•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•liabilities and obligations arising from improper activity by the Company’s independent consultants;
•product liability claims;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent consultants;
•the loss of one or more key independent consultants who have a significant sales network;
•the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•the effect of fluctuating foreign exchange rates;
•failure of the Company’s independent consultants to comply with advertising laws;
•changes to the Company’s independent consultants compensation plans;
•geopolitical issues and conflicts;
•adverse effects caused by the ongoing coronavirus pandemic;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company’s products;
•supply chain disruptions, manufacturing interruptions or delays, or the failure to accurately forecast customer demand;
•failure to timely and effectively obtain shipments of products from our manufacturers and deliver products to our independent consultants and customers;
•world-wide slowdowns and delays related to supply chain, ingredient shortages and logistical challenges;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure; and
•the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of net income to adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to non-GAAP net income and non-GAAP adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

Investor Relations:

Gateway Group
Cody Slach
1-949-574-3860
NATR@gatewayir.com

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net sales	$102,749	$117,939	$421,910	$444,084
Cost of sales	(28,587)	(30,606)	(122,150)	(115,467)
Gross profit	74,162	87,333	299,760	328,617

Operating expenses:
Volume incentives	31,136	34,353	130,377	139,844
Selling, general and administrative	38,844	45,437	153,125	154,103
Operating income	4,182	7,543	16,258	34,670
Other income (loss), net	1,994	(558)	(1,043)	(2,848)
Income before provision (benefit) for income taxes	6,176	6,985	15,215	31,822
Provision (benefit) for income taxes	4,092	(6,818)	14,665	1,615
Net income	2,084	13,803	550	30,207
Net income attributable to noncontrolling interests	130	364	940	1,354
Net income (loss) attributable to common shareholders	$1,954	$13,439	$(390)	$28,853

Basic and diluted net income (loss) per common share:

Basic earnings (loss) per share attributable to common shareholders	$0.10	$0.68	$(0.02)	$1.45

Diluted earnings (loss) per share attributable to common shareholders	$0.10	$0.67	$(0.02)	$1.42

Weighted-average basic common shares outstanding	19,155	19,748	19,326	19,858
Weighted-average diluted common shares outstanding	19,299	20,109	19,326	20,327

Dividends declared per common share	$—	$—	$—	$1.00

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

As of December 31,	2022	2021
Assets
Current assets:
Cash and cash equivalents	$60,032	$86,184
Accounts receivable, net of allowance for doubtful accounts of $120 and $143, respectively	14,106	8,871
Inventories	67,949	60,852
Prepaid expenses and other	7,420	8,760
Total current assets	149,507	164,667
Property, plant and equipment, net	46,162	50,857
Operating lease right-of-use assets	16,145	18,349
Restricted investment securities - trading	702	964
Deferred income tax assets	6,859	13,590
Other assets	10,403	10,447
	$229,778	$258,874

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,349	$9,702
Accrued volume incentives and service fees	21,830	23,131
Accrued liabilities	25,591	31,600
Deferred revenue	2,255	3,694
Current installments of long-term debt and revolving credit facility	1,174	1,244
Related party note	—	302
Income taxes payable	4,117	2,647
Current portion of operating lease liabilities	4,266	4,350
Total current liabilities	65,582	76,670
Liability related to unrecognized tax benefits	209	—
Long-term portion of operating lease liabilities	13,745	15,919
Long-term debt and revolving credit facility	—	1,174
Deferred compensation payable	702	964
Long-term deferred income tax liabilities	1,439	1,566
Other liabilities	1,054	1,177
Total liabilities	82,731	97,470

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 19,093 and 19,724 shares issued and outstanding as of December 31, 2022, and 2021, respectively	121,583	133,382
Retained earnings	34,635	35,025
Noncontrolling interests	4,142	3,202
Accumulated other comprehensive loss	(13,313)	(10,205)
Total shareholders’ equity	147,047	161,404
	$229,778	$258,874

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

Year Ended December 31,	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$550	$30,207
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) doubtful accounts	45	(47)
Depreciation and amortization	11,025	11,162
Noncash lease expense	4,657	5,354
Share-based compensation expense	2,901	3,731
Loss (gain) on disposal or sale of property and equipment	1,069	(28)
Deferred income taxes	6,603	(4,129)
Purchase of trading investment securities	(32)	(36)
Proceeds from sale of trading investment securities	134	175
Realized and unrealized gains (losses) on investments	160	(105)
Foreign exchange losses	917	3,064
Changes in operating assets and liabilities:
Accounts receivable	(5,942)	(1,681)
Inventories	(8,841)	(14,456)
Prepaid expenses and other	552	(1,922)
Other assets	159	182
Accounts payable	(2,803)	3,080
Accrued volume incentives and service fees	(329)	3,985
Accrued liabilities	(5,608)	402
Deferred revenue	(1,235)	1,618
Lease liabilities	(4,654)	(5,442)
Income taxes payable	1,426	(393)
Liability related to unrecognized tax positions	218	(92)
Deferred compensation payable	(262)	(21)
Net cash provided by operating activities	710	34,608
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(7,628)	(6,666)
Proceeds from sale of property, plant and equipment	—	54
Net cash used in investing activities	(7,628)	(6,612)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of cash dividends	—	(19,858)
Proceeds from revolving credit facility	45,005	—
Principal payments of revolving credit facility	(45,005)	—
Principal payments of long-term debt	(1,244)	(1,306)
Principal payments of borrowings from related party	(302)	(897)
Payments related to tax withholding for net-share settled equity awards	(1,129)	(2,235)
Repurchase of common stock	(13,571)	(7,425)
Net cash used in financing activities	(16,246)	(31,721)
Effect of exchange rates on cash and cash equivalents	(2,988)	(2,160)
Net decrease in cash and cash equivalents	(26,152)	(5,885)
Cash and cash equivalents at beginning of the year	86,184	92,069
Cash and cash equivalents at end of the year	$60,032	$86,184
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$5,609	$6,222
Cash paid for interest	264	202

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$2,084	$13,803	$550	$30,207
Adjustments:
Depreciation and amortization	2,913	2,886	11,025	11,162
Share-based compensation expense	967	774	2,901	3,731
Other (income) loss, net*	(1,994)	558	1,043	2,848
Provision (benefit) for income taxes	4,092	(6,818)	14,665	1,615
Other adjustments (1)	(31)	369	1,846	(143)
Adjusted EBITDA	$8,031	$11,572	$32,030	$49,420

(1) Other adjustments
Impact of Russia/Ukraine war	$(1,300)	$—	$1,000	$—
Loss on disposal of property and equipment	1,069	—	1,069	—
Restructuring and other related expenses	200	369	587	369
Capital allocation and other expenses	—	—	—	265
VAT refund	—	—	(810)	(777)
Total adjustments	$(31)	$369	$1,846	$(143)

* Other (income) loss, net is primarily comprised of foreign exchange (gains) losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income	$2,084	$13,803	$550	$30,207
Adjustments:
Impact of Russia/Ukraine war	(1,300)	—	1,000	—
Loss on disposal of property and equipment	1,069	—	1,069	—
Restructuring and other related expenses	200	369	587	369
Capital allocation and other expenses	—	—	—	265
VAT refund	—	—	(810)	(777)
Tax impact of adjustments	8	(93)	(664)	(159)
Total adjustments	(23)	276	1,182	(302)
Non-GAAP net income	$2,061	$14,079	$1,732	$29,905

Reported income (loss) attributable to common shareholders	$1,954	$13,439	$(390)	$28,853
Total adjustments	(23)	276	1,182	(302)
Non-GAAP net income (loss) attributable to common shareholders	$1,931	$13,715	$792	$28,551

Basic income (loss) per share, as reported	$0.10	$0.68	$(0.02)	$1.45
Total adjustments, net of tax	—	0.01	0.06	(0.02)
Basic income (loss) per share, as adjusted	$0.10	$0.69	$0.04	$1.43

Diluted income (loss) per share, as reported	$0.10	$0.67	$(0.02)	$1.42
Total adjustments, net of tax	—	0.01	0.06	(0.01)
Diluted income (loss) per share, as adjusted	$0.10	$0.68	$0.04	$1.41